                            FORM 8-A


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




                  CLUCKCORP INTERNATIONAL, INC.
     (Exact name of registrant as specified in its charter)


      TEXAS                                              76-0406417
 (State (jurisdiction) of                         (IRS Employer Identification
 incorporation or organization)                   Number)


     1250 NE LOOP 410
     SUITE 335
     SAN ANTONIO, TEXAS
     (210) 824-2496                                 78209
 (Address of principal executive offices)         (Zip Code)



 Securities to be registered pursuant to Section 12(b) of the Act:
 None.


 Securities to be registered pursuant to Section 12(g) of the Act:
 (i) $1.00 Par Value Series A Redeemable Convertible Preferred
 Stock and (ii) Redeemable Preferred Stock Purchase Warrants.

                    DESCRIPTION OF SECURITIES

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Registrant ("Company") is authorized to issue 5,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). The Preferred Stock may, without action by the stockholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

     The Series A Redeemable Convertible Preferred Stock ("Preferred Stock") has been authorized by the Board of Directors of the Company as a new series of the Company's Preferred Stock, $1.00 par value, consisting of up to 3,000,000 shares. The shares of Preferred Stock when issued will be fully paid and non-assessable under Texas law.

     DIVIDENDS. Holders of shares of Preferred Stock will be entitled to receive, out of funds at the time legally available therefor, dividends at the quarterly rate of $.30 per share, payable in cash or in the Company's Common Stock at the sole discretion of the Company and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year beginning September 30, 1997. Dividends will accrue and are cumulative from the date of first issuance of the Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors. The value of the Common Stock to be issued as a dividend will be the last reported sales price of the Common Stock on The NASDAQ SmallCap Market. Any fractional shares of Common Stock will be rounded to the nearest whole share on the last day of the calendar quarter.

     REDEMPTION. The Preferred Stock may not be redeemed by the Company until March 11, 1998. Any shares of Preferred Stock outstanding thereafter are redeemable for cash or in Common Stock of the Company in its sole discretion, in whole or in part, at 110% of the bid price per share of the Preferred Stock on The NASDAQ SmallCap Market for the 20 trading days prior to the redemption date.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock to be redeemed at the holder's address shown on the stock transfer books of the Company. After the redemption date, unless there shall have been a default in payment of the redemption price, dividends will cease to accrue on the shares of Preferred Stock called for redemption, and all rights of the holders of such Preferred Stock will terminate except the right to receive the redemption price without interest.

CONVERSION

     AUTOMATIC CONVERSION. If at any time after March 11, 1998, the closing price for the Preferred Stock, as quoted on The NASDAQ SmallCap Market or any national securities exchange, exceeds $20.00 per share for ten consecutive trading days, then the Preferred Stock will be automatically converted into Common Stock.

     OPTIONAL CONVERSION. The holder of Preferred Stock has the right, at the holder's option, at any time after March 11, 1998, to convert any or all such shares of Preferred Stock into Common Stock. The numbers of shares of Common Stock issuable upon conversion of a share of Preferred Stock (the "Conversion Rate") is equal to $10.00, plus accrued and unpaid dividends through the date of conversion (to the extent unpaid within 15 business days following the date of conversion), divided by $3.70 (the "Conversion Price"). Although the Conversion Price is subject to adjustment for stock splits, reverse stock splits and other similar capitalizations, the Preferred Stock does not contain provisions protecting against dilution resulting from the sale of Common Stock at a price below the Conversion Price or the then current market price of the Company's securities. The initial Conversion Rate was 2.7 shares of Common Stock per share of Preferred Stock. Fractional shares of Common Stock will be rounded to the nearest whole share.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any series or class of the Company's stock hereafter issued that ranks junior as to liquidation preference on such shares until the liquidation preference of any other series or class of the Company's stock previously or hereafter issued that ranks senior as to liquidation rights to the Preferred Stock has been paid in full.

     VOTING RIGHTS. The holders of the Preferred Stock have no voting rights except as to matters affecting the rights of Preferred Stockholders or as to matters that all stockholders are entitled to vote on as a matter of law, such as mergers or acquisitions. In connection with any such vote, each outstanding share of Preferred Stock is entitled to one vote, excluding any share held by the Company or any entity controlled by the Company, which shares have no voting rights.

REDEEMABLE PREFERRED STOCK PURCHASE WARRANTS

     Each Redeemable Preferred Stock Purchase Warrant ("Warrant") represents the right to purchase one share of Preferred Stock at an initial exercise price of $10.50 per share after December 11, 1997 and until June 11, 2002. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment in certain events, including subdivisions or combinations of the Preferred Stock or similar events. The Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Preferred Stock for less than the exercise price of the Warrants or the current market price of the Preferred Stock.

     Warrants may be redeemed, in whole or in part, at the option of the Company, upon 30 days' notice, at a redemption price equal to $.01 per Warrant at any time after March 11, 1998 if the closing price of the Company's Preferred Stock on the NASDAQ SmallCap Market averages at least $11.00 per share for a period of 20 consecutive trading days or if the Company redeems the Preferred Stock.

     Holders of Warrants may exercise their Warrants for the purchase of shares of Preferred Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification, under applicable state securities laws. The Company is required to use its best effort to maintain a current Prospectus relating to such shares of Preferred Stock at all times when the market price of the Preferred Stock exceeds the exercise price of the Warrants until the expiration date of the Warrants, although there can be no assurance that the Company will be able to do so.

     The shares of Preferred Stock issuable upon exercise of the Warrants will be, when issued in accordance with the Warrants, fully paid and non-assessable. The holders of the Warrants have no rights as stockholders until they exercise their Warrants.

     For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market for the Company's Preferred Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of such Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by such Warrants.

ITEM 2.  EXHIBITS

    I.   (a)  1.1   Specimen Certificate of $1.00 Par Value Redeemable
                    Convertible Preferred Stock

         (b)  1.2   Specimen Certificate of Redeemable Preferred Stock
                    Purchase Warrant

    II.  No such securities are to be registered.

                                 SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       CLUCKCORP INTERNATIONAL, INC.


                                       By    /s/  WILLIAM J. GALLAGHER
                                         -----------------------------------
                                                William J. Gallagher
                                              Chief Executive Officer

Date: September 10, 1997

                                                  SPECIMEN

                                                   [LOGO]

                                        CLUCKCORP INTERNATIONAL, INC.

                              INCORPORATED UNDER THE LAWS OF THE STATE OF TEXAS               SEE REVERSE FOR CERTAIN DEFINITIONS
                       SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $1.00 PAR VALUE         AND FOR INFORMATION REGARDING
                                       AUTHORIZED: 3,000,000 SHARES                           AUTHORITY TO ISSUE PREFERRED SHARES

                                                                                              -----------------------------------
                                                                                                     CUSIP  189478  30  8
                                                                                              -----------------------------------

THIS CERTIFIES That



is the owner of

           FULLY PAID AND NON-ASSESSABLE SHARES OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $1.00 PAR VALUE OF

                                                CLUCKCORP INTERNATIONAL, INC.

transferable only on the books of the Company by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and Registrar.

     WITNESS, the facsimile seal of the Company and the facsimile signatures of its authorized officers.

     Dated:

                                                       [SEAL]



     Illegible                                                     Illegible

                            Secretary                                                   Chief Executive Officer

COUNTERSIGNED:
CORPORATE STOCK TRANSFER, INC.
370 - 17TH STREET, SUITE 2350, DENVER, COLORADO 80202
BY
   --------------------------------------------------
         TRANSFER AGENT AUTHORIZED SIGNATURE

CLUCKCORP INTERNATIONAL, INC.
CORPORATE STOCK TRANSFER, INC.
TRANSFER FEE: $15.00 PER CERTIFICATE

     The Company is authorized to issue more than one class of stock and more than one series of preferred stock. The Company will furnish to any shareholder upon request and without charge a full statement of the powers, designations, preferences, limitations and relative rights of each class of stock authorized to be issued by the Company and of variations in the relative rights and preferences between the shares of each series of preferred stock so far as the same have been fixed and determined and a statement of the authority of the board of directors of the Company to fix and determine the relative rights and preferences of subsequent series of preferred stock.

-------------------------------------------------------------------------------

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   -- as tenants in common           UNIF GIFT MIN ACT-                   Custodian for
                                                              ------------------               ---------------
TEN ENT   -- as tenants by the entireties                          (Cust.)                         (Minor)
                                                              under Uniform Gifts to Minors
JT TEN    -- as joint tenants with right of
             survivorship and not as tenants                  Act of
             in common                                               -----------------------------------------
                                                                                     (State)

                Additional abbreviations may also be used though not in the above list.

For value received                        hereby sell, assign and transfer unto
                   ----------------------

                  PLEASE INSERT SOCIAL SECURITY OR OTHER
                     IDENTIFYING NUMBER OF ASSIGNEE

                  --------------------------------------


                  --------------------------------------
            Please print or type name and address of assignee


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

                                                                         Shares
------------------------------------------------------------------------

of the Preferred Stock represented by the within Certificate and do hereby irrevocably constitute and appoint


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
Attorney to transfer the said stock on the books of the within named Corporation, with full power of substitution in the premises.

Dated                       19
      ---------------------   --------

SIGNATURE GUARANTEED:                  X
                                         --------------------------------------

                                       X
                                         --------------------------------------

     THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER. THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO S.E.C. RULE 17Ad-15.

                                                       SPECIMEN

                                                        [LOGO]

          NUMBER                             CLUCKCORP INTERNATIONAL, INC.                                 WARRANTS
---------------------------        INCORPORATED UNDER THE LAWS OF THE STATE OF TEXAS          -----------------------------------
 NO. P W-
---------------------------                 CERTIFICATE FOR PREFERRED STOCK                   -----------------------------------
                                                   PURCHASE WARRANTS
                                                                                              -----------------------------------
                                                                                                     CUSIP  189478  12  6
                                                                                              -----------------------------------

THIS WARRANT CERTIFICATE CERTIFIES THAT


or registered assigns ("Warrantholder") is the registered owner of the above indicated number of Warrants expiring on the
Expiration Date as hereinafter defined. One Warrant entitles the Warrantholder to purchase one share of Series A Redeemable
Convertible Preferred Stock, $1.00 par value (the "Preferred Stock"), at a purchase price of $10.50 per share of Preferred Stock
("Exercise Price"), from CluckCorp International, Inc., a Texas corporation ("Company"), commencing one year after the effective date (the "Effective Date") of the Company's Registration Statement (the "Initial Exercise Date"), and terminating on a date
("Expiration Date") five years after such date, unless extended by the Company's Board of Directors ("Exercise Period"), upon surrender of this Warrant Certificate with the exercise form hereon duly completed and executed with payment of the Exercise
Price at the office of Corporate Stock Transfer, Inc., Denver, Colorado ("Warrant Agent"), but only subject to the conditions set forth herein and in a Warrant Agreement dated as of June 2, 1997 ("Warrant Agreement") between the Company and the Warrant Agent.
The Exercise Price, the number of shares purchasable upon exercise of each Warrant, the number of Warrants outstanding and the
Expiration Date are subject to adjustments upon the occurrence of certain events. The Warrantholder may exercise all or any number of Warrants. Reference hereby is made to the provisions on the reverse side of this Warrant Certificate and to the provisions of the Warrant Agreement, all of which are incorporated by reference in and made a part of this Warrant Certificate and shall for all purposes have the same effect as though fully set forth at this place.

     Upon due presentment for transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants, subject to any adjustments made in accordance with the provisions of the Warrant Agreement, shall be issued to the transferee in exchange for this Warrant
Certificate, subject to the limitations provided in the Warrant Agreement upon payment of the transfer fee and any tax or governmental charge imposed in connection with such transfer.

     The Warrantholder may exercise all or any whole number of Warrants during the period and in the manner stated hereon. The
Exercise Price shall be payable in lawful money of the United States of America and in cash or by certified or bank cashier's check or bank draft payable to the order of the Company. If upon exercise of any Warrants evidenced by this Warrant Certificate the number of Warrants exercised shall be less than the total number of Warrants so evidenced, there shall be issued to the
Warrantholder a new Warrant Certificate evidencing the number of Warrants not so exercised.

     No Warrant may be exercised after 5:00 p.m. Mountain Time on the Expiration Date and any Warrant not exercised by such time shall become void, unless extended by the Company.

     The WARRANTS may be redeemed by the Company for $.01 per Warrant upon 30 days' notice at any time after nine months from the
Effective Date if the closing price of the Company's Preferred Stock on the NASDAQ Small Cap Market averages at least $11.00 per share for a period of 20 consecutive trading days or if the Company redeems the Preferred Stock pursuant to the terms of the
Preferred Stock.

     This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

     IN WITNESS WHEREOF the Company has caused this Warrant to be signed by its Chief Executive Officer and by its Secretary, each by a facsimile of his/her signature, and has caused a facsimile of its corporate seal to be imprinted hereon.

     Dated:

                                                        CLUCKCORP INTERNATIONAL, INC.

                            [SEAL]
                                                        By:     Illegible

                                                                            Chief Executive Officer

                                                        ATTEST:

                                                                Illegible

                                                                            Secretary
COUNTERSIGNED:
CORPORATE STOCK TRANSFER, INC.
370 - 17TH STREET, SUITE 2350, DENVER, COLORADO 80202
BY
   --------------------------------------------------
           WARRANT AGENT AUTHORIZED SIGNATURE

                       CLUCKCORP INTERNATIONAL, INC.

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   -- as tenants in common           UNIF GIFT MIN ACT-                    Custodian
                                                              ------------------               ---------------
TEN ENT   -- as tenants by the entireties                          (Cust.)                         (Minor)
                                                              under Uniform Gifts to Minors Act of
JT TEN    -- as joint tenants with right of
             survivorship and not as tenants
             in common                                               -----------------------------------------
                                                                                     (State)

                Additional abbreviations may also be used though not in the above list.

                             SUBSCRIPTION FORM
         To Be Executed by the Holder in Order to Exercise Warrants

     The undersigned Holder hereby irrevocably elects to exercise _____________ Warrants represented by this Warrant Certificate, and to purchase the shares of Preferred Stock issuable upon the exercise of such Warrants, and requests that certificates for such shares be issued in the name of

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

---------------------------------------------------------

-------------------------------------------------------------------------------
                Please print or type name and address

and be delivered to
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                Please print or type name and address

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Holder at the address stated below.

Dated:
                             --------------------------------------------------
Address:
                             --------------------------------------------------

                             --------------------------------------------------
Signature Guaranteed:
                             --------------------------------------------------

                                  ASSIGNMENT
            (Form of Assignment to be Executed if the Warrant Holder
                Desires to Transfer Warrants Evidenced Hereby)

                                       FOR VALUE RECEIVED the undersigned
                                       hereby sells, assigns and transfers to

Please insert social security or
other identifying number of assignee

---------------------------------------------------------

-------------------------------------------------------------------------------
            (Please Print Name and Address Including Zip Code)

-------------------------------------------------------------------------------
            (Please Print Name and Address Including Zip Code)

Warrants represented by this Warrant Certificate and hereby irrevocably constitutes and appoint
                        -------------------------------------------------------

Attorney to transfer said Warrants on the books of the Warrant Agent with full power of substitution in the premises.

                                       Signature: X
                                                   ----------------------------
                                       X
                                        ---------------------------------------
                                       (Signature must conform in all respects
                                       to name of holder as specified on the
                                       face of this Warrant Certificate)


Signature guaranteed:
                                       ----------------------------------------

     THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER. THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO S.E.C. RULE 17Ad-15.